MERRILL LYNCH LATIN AMERICA FUND

FILE # 811- 6349

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/20/00	Embraer Aircraft ADR	$592,000.	$349,650,000.	Morgan Stanley
08/09/00	Petrobras ADR	$12,373,200.	$2,047,697,592.	ABN Amro
09/27/00	Asur ADR	$2,550,918.	$335,491,303.69	Warburg
		$	$
		$	$